Exhibit 99.1
Vail Resorts Contacts:
Investor Relations: Connie Wang, InvestorRelations@vailresorts.com
Media: Sara Olson, News@vailresorts.com
Vail Resorts Reports First Quarter Fiscal 2026 and Season Pass Sales Results, Reaffirms Guidance and Announces 2026 Capital Plan
BROOMFIELD, Colo. - December 10, 2025 - Vail Resorts, Inc. (NYSE: MTN) today reported results for the first quarter of fiscal 2026 ended October 31, 2025, provided North American season pass sales results for the 2025/2026 ski season, reaffirmed full-year fiscal 2026 guidance and announced capital investment plans for calendar year 2026.
Highlights
•Q1 fiscal 2026 net loss attributable to Vail Resorts, Inc. was $186.8 million compared to a net loss attributable to Vail Resorts, Inc of $173.3 million in the prior year.
•Q1 fiscal 2026 Resort Reported EBITDA loss was $139.7 million, flat with the prior year.
•North American pass product sales through December 5, 2025 for the upcoming 2025/2026 ski season decreased approximately 2% in units and increased approximately 3% in sales dollars compared to the same selling period in the prior year.
•The Company reaffirmed its fiscal 2026 guidance, including net income attributable to Vail Resorts, Inc. of $201 million to $276 million and Resort Reported EBITDA of $842 million to $898 million.
•For calendar year 2026, the Company announced plans to invest approximately $215 million to $220 million in core capital, consistent with long-term capital guidance. Total capital spending is expected to be $234 million to $239 million, which includes additional growth investments at European resorts and in Resource Efficiency Transformation projects.
•The Company declared a quarterly cash dividend of $2.22 per share of Vail Resorts' common stock that will be payable on January 12, 2026 to shareholders of record as of December 30, 2025. In addition, the Company repurchased approximately 0.2 million shares in November at an average price of approximately $140 per share for a total of $25 million.

“Our first quarter results were in line with our expectations and importantly, we’re seeing encouraging early momentum from our key initiatives to drive visitation during the 2025/2026 ski season, deepen our guest engagement, and create exceptional guest experiences,” said Rob Katz, Chief Executive Officer of Vail Resorts. “We are taking decisive actions to support these priorities, as evidenced by the introduction of our new advanced lift ticket discount for guests who book at least a month in advance at select resorts, in addition to our Epic Friend tickets announced in August. We are encouraged by the initial response to our updated marketing strategy and investments focused on expanding our reach, which drove improved pass product sales results in the final selling period. These efforts are a part of a multi-year strategy that leverages our unique competitive advantages to drive sustained, profitable growth, and we remain confident in our ability to make improvements that reaccelerate growth in fiscal 2027 and beyond.”
First Quarter Operating Results
•Resort Net Revenue increased $10.7 million, or 4%, compared to the prior year, which was in line with expectations and primarily driven by improved visitation at Australian ski resorts, due to favorable weather conditions and the benefit from the introduction of the Epic Australia Day Pass.
•Resort Reported EBITDA was flat compared to the prior year, primarily driven by favorability from weather normalization in Australia and continued Resource Efficiency Transformation cost savings, offset by typical inflation in year-round overhead costs, increased marketing spend aimed at driving winter pass product sales, and one-time Resource Efficiency Transformation Plan costs.
◦Mountain Reported EBITDA increased $1.5 million compared to the prior year, which was driven by improved Australian visitation, partially offset by inflation in year-round overhead costs, increased marketing efforts, and one-time Resource Efficiency Transformation Plan costs.
◦Lodging Reported EBITDA decreased $1.5 million compared to the prior year primarily due to decreased demand for summer group lodging at North American mountain resort properties, partially offset by increased visitation at the Grand Teton Lodge Company driven by favorable weather conditions.
•Real Estate EBITDA decreased $3.6 million compared to the prior year period. During the quarter, the Company recorded a $13.0 million gain on the sale of real property related to a transaction in Breckenridge. This compares to a $16.5 million gain recognized in the same period in the prior year from the condemnation of the East Vail property.

Season Pass Sales
North American pass product sales for the upcoming 2025/2026 ski season through December 5, 2025 decreased approximately 2% in units and increased approximately 3% in sales dollars compared to the same selling period in the prior year. Pass product sales are adjusted to exclude the impact of changes in foreign currency. This year’s results benefited from a 7% price increase compared to the prior year, partially offset by the mix impact of passes sold. The decline in units is driven primarily by declines in our Colorado, Utah and Tahoe local drive-to markets as units from destination markets were only down slightly.
For the period between September 20, 2025 and December 5, 2025, pass product sales trends improved relative to pass product sales through September 19, 2025, with units down approximately 1% and sales dollars growth of approximately 6% compared to the same selling period in the prior year, reflecting the benefit of increased paid media investments and change in marketing approach.
With the results for the full selling season, the Company has approximately 2.3 million guests committed to our 42 North American, Australian, and European resorts in advance of the season in non-refundable advanced commitment products this year, which are expected to generate approximately $1 billion of revenue and account for approximately 74% of all skier visits (excluding complimentary visits).
Fiscal Year 2026 Guidance
While pass product sales improved slightly from September, the North American ski season has just begun with the Company’s primary earnings period still ahead. Given current indicators, including the slow start to the season across its western North American resorts, the Company is reaffirming prior fiscal 2026 guidance provided on September 29, 2025:
•Net income attributable to Vail Resorts, Inc. of $201 million to $276 million.
•Resort Reported EBITDA of $842 million to $898 million.
•Resource Efficiency Transformation plan remains on track to achieve $38 million in additional savings in fiscal 2026 over the prior year, with continued expectations to exceed the cumulative $100 million annualized run rate by fiscal 2027. The Company will provide more details in March 2026.
The guidance also assumes (1) a continuation of the current economic environment, (2) normal weather conditions for the 2025/2026 North American and European ski season and the 2026 Australian ski season, and (3) the foreign currency exchange rates as of our original fiscal 2026 guidance issued September 29, 2025.
Liquidity and Return of Capital
The Company’s balance sheet and cash flow generation remain strong. The Company remains committed to a disciplined and balanced approach as stewards of its shareholders' capital that continues to prioritize investments that enhance the guest and employee experience, high-return capital projects, and strategic acquisition opportunities. After these priorities, the Company is focused on returning excess capital to shareholders. In the current environment, the Company looks to balance its approach between share repurchases and dividends. The current dividend level reflects the strong cash flow generation of the business with any future growth in the dividend dependent on a material increase in expected future cash flows. The Company also maintains an opportunistic approach to share repurchases based on the value of the shares.
•As of October 31, 2025, the Company's total liquidity as measured by total cash plus revolver availability and delayed draw term loan availability was approximately $1.5 billion.
•Net Debt was 3.0 times trailing twelve months Total Reported EBITDA.
•The Board of Directors declared a quarterly cash dividend of $2.22 per share. The dividend will be payable on January 12, 2026 to shareholders of record as of December 30, 2025.
•The Company additionally repurchased approximately 0.2 million shares in November at an average price of approximately $140 per share for a total of $25 million.
Capital Investments
Vail Resorts is committed to differentiating the guest experience and supporting the Company’s growth strategies through significant capital investments in the resort experience. For calendar year 2026, the Company plans to invest approximately $215 million to $220 million in core capital, consistent with its long-term capital investment guidance, which adjusts for expected inflation and includes the impact of tariffs. In addition to the core capital plan, the Company plans to invest $12 million of growth capital investments at its European resorts, $5 million of Resource Efficiency Transformation projects, and $2 million in real estate planning capital. Including these investments, the Company plans to invest a total of approximately $234 million to $239 million in calendar year 2026. The Company will continue to strategically deploy discretionary capital across its portfolio, with the 2026 capital plan focused on impactful resort-specific investments at destination and regional resorts, technology investments that scale across our resorts and investments that drive overall sustainability and efficiency. Highlights of the high impact resort-specific investments planned for calendar year 2026 include:
•Park City Mountain – As a part of a multi-year transformational investment at Canyons Village base, the Company plans to replace the existing 8-passenger Cabriolet lift with a 10-passenger gondola. This upgrade will significantly increase capacity from the lower and mid-village areas to the upper village, creating a more seamless connection between multiple gondolas and the new parking garage, while also enhancing reliability and comfort during inclement weather. These improvements are designed to elevate the guest arrival experience and support the long-term development and future growth of the resort.
•Whistler Blackcomb – The Company plans to replace the Showcase T-Bar lift with a fixed-grip quad chairlift, which will provide more consistent and improved access to the Blackcomb Glacier, which offers 215 acres of exceptional terrain.

•Dining Experience – The Company will invest in strategic upgrades to elevate dining experiences across its portfolio. Projects include remodels at high-volume lodges such as Whistler Blackcomb’s Roundhouse Lodge, Beaver Creek’s Spruce Saddle, Keystone’s Timber Ridge, and Hunter’s Base Lodge Marketplace. These enhancements will improve guest flow, expand seating, introduce modern coffee bars and lively bar experiences, expand menu offerings, and create vibrant social spaces. Scaled dining optimization initiatives will additionally improve seating efficiency and throughput at quick-service outlets, driving capture and enhancing overall guest satisfaction.
•Vail Mountain – The Company will complete a major room renovation of the Lodge at Vail to elevate the guest experience and strengthen its competitive positioning in the market. In addition, the Company will allocate incremental capital to advance the planning for the multi-year transformation work announced last year, including the development of West Lionshead area into a fourth base village at Vail Mountain.
•Remote Avalanche Control Systems – The Company is launching a multi-year investment plan at select resorts to implement remote avalanche control systems. These systems remotely trigger controlled avalanches, reducing manual intervention and improving safety, reliability, and the guest experience through faster, more consistent, and predictable terrain openings. These systems are prevalent in Europe and the Company has operated them at Andermatt-Sedrun and Crans-Montana.
•Seven Springs – The Company plans to upgrade the Blitzen triple lift to a fixed-grip quad chairlift, which will ease congestion and reduce bottlenecks at the current unload area, while enhancing reliability and providing more efficient access to the North face side of the resort from the main base area.
•Keystone – The Company plans to invest in the Keystone River Run Plaza to complement the new portal experience with the new luxury Kindred hotel project that is opening this season.
Highlights of the technology investments planned for calendar year 2026 include:
•My Epic App – The Company is planning significant investments in its My Epic app to deepen guest engagement and streamline resort experiences. Planned upgrades include adding native commerce functionality in the app and expanding payment options into the website and the app with Apple Pay and Google Pay integration. The enhanced user experience will feature improved navigation and personalization while in the resort. These investments reinforce the app’s role as a central hub for planning, purchasing, and real-time updates, driving both guest satisfaction and operational efficiency.
•Ski & Ride School – The Company will continue its multi-year transformation of Ski & Ride School operations, expanding digital capabilities through the My Epic app. Vail Resorts plans to roll out digital check-in, real-time updates, and progression tracking to 11 additional resorts in 2026, in addition to Vail, Beaver Creek, Breckenridge, and Keystone which launched this season. Enhancements will also improve instructor tools and supervisor functionality, streamline operations, and deliver a more personalized, seamless experience for guests and families.
•Rental – The Company plans to invest in its rental business to integrate the My Epic Gear offering within the broader rental operations, which will allow for a broader reach of the My Epic Gear guest experience in fiscal 2027.
•Marketing Capabilities – The Company will invest in modernizing its e-commerce platform through a migration to a new Content Management System, enhancing personalization, flexibility, and speed to market for reimagined products and experiences. Additionally, the Company will invest in expanded capabilities to enable more agile pricing and product changes to capture additional revenue opportunities and improve operational efficiency.
Highlights of the efficiency and sustainability investments planned for calendar year 2026 include:
•Resource Efficiency Transformation Plan – Investments include upgraded system capabilities to improve guest self-service capabilities and expanded fraud prevention capabilities, in support of the Company’s Resource Efficiency Transformation Plan savings.
•Okemo Mountain – The Company plans to upgrade Okemo’s snowmaking system to increase production capacity to improve early-season terrain availability and reduce energy consumption, further advancing its Commitment to Zero sustainability efforts and driving operational efficiencies.
Projects in the calendar year 2026 capital plan described herein remain subject to approvals.
In addition to the investments planned for calendar year 2026, the Company is completing significant calendar year 2025 investments that will enhance the guest experience for the upcoming 2025/2026 North American and European ski season. As previously announced, the Company expects its core capital plan for calendar year 2025 to be approximately $200 million to $203 million, and total capital investments of $247 million to $250 million including the $42 million of growth capital investments at its European resorts, and $5 million of real estate related capital projects.
Earnings Conference Call
The Company will conduct a conference call today at 5:00 p.m. Eastern time to discuss the financial results. The call will be webcast and can be accessed at investors.vailresorts.com, or dial (800) 267-6316 (U.S. and Canada) or +1 (203) 518-9783 (international). The conference ID is MTN1Q26. A replay of the conference call will be available two hours following the conclusion of the conference call through December 17, 2025, at 11:59 p.m. Eastern time. To access the replay, dial (800) 753-8878 (U.S. and Canada) or +1 (402) 220-0688 (international). The conference call will also be archived at https://investors.vailresorts.com.

About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts is a network of the best destination and close-to-home ski resorts in the world including Vail Mountain, Breckenridge, Park City Mountain, Whistler Blackcomb, Stowe, and 32 additional resorts across North America; Andermatt-Sedrun and Crans-Montana Mountain Resort in Switzerland; and Perisher, Hotham, and Falls Creek in Australia. We are passionate about providing an Experience of a Lifetime to our team members and guests, and our EpicPromise is to reach a zero net operating footprint by 2030, support our employees and communities, and broaden engagement in our sport. Our company owns and/or manages a collection of elegant hotels under the RockResorts brand, a portfolio of vacation rentals, condominiums and branded hotels located in close proximity to our mountain destinations, as well as the Grand Teton Lodge Company in Jackson Hole, Wyo. Vail Resorts Retail operates more than 240 retail and rental locations across North America. Learn more about our company at www.VailResorts.com, or discover our resorts and pass options at www.EpicPass.com.
Forward-Looking Statements
Certain statements discussed in this press release and on the conference call, other than statements of historical information, are forward-looking statements within the meaning of the federal securities laws, including the statements regarding expected fiscal year 2026 and calendar year 2025 and 2026 performance and the assumptions related thereto, including, but not limited to, our expected net income and Resort Reported EBITDA; our expectations regarding our liquidity; expectations related to our season pass products; our expectations regarding our ancillary lines of business; capital investment projects; our calendar year 2025 and 2026 capital plans; expectations and anticipated benefits of our capital structure; execution of our key priorities and strategies; and our expectations regarding our resource efficiency transformation plan. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to risks related to a prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries and our business and results of operations; risks associated with the effects of high or prolonged inflation, elevated interest rates and financial institution disruptions; unfavorable weather conditions or the impact of climate change, natural disasters or other events; the ultimate amount of refunds that we could be required to refund to our pass product holders for qualifying circumstances under our Epic Coverage program; the willingness or ability of our guests to travel due to terrorism, the uncertainty of military conflicts or public health emergencies, and the cost and availability of travel options and changing consumer preferences, discretionary spending habits; risks related to travel and airline disruptions, and other adverse impacts on the ability of our guests to travel; risks related to interruptions or disruptions of our information technology systems, data security or cyberattacks; risks related to our reliance on information technology, including our failure to maintain the integrity of our customer or employee data and our ability to adapt to technological developments or industry trends; our ability to acquire, develop and implement relevant technology offerings for customers and partners; the seasonality of our business combined with adverse events that may occur during our peak operating periods; competition in our mountain and lodging businesses or with other recreational and leisure activities; risks related to the high fixed cost structure of our business; our ability to fund resort capital expenditures, or accurately identify the need for, or anticipate the timing of certain capital expenditures; risks related to a disruption in our water supply that would impact our snowmaking capabilities and operations; our reliance on government permits or approvals for our use of public land or to make operational and capital improvements; risks related to resource efficiency transformation initiatives; risks related to federal, state, local and foreign government laws, rules and regulations, including environmental and health and safety laws and regulations; risks related to changes in security and privacy laws and regulations which could increase our operating costs and adversely affect our ability to market our products, properties and services effectively; potential failure to adapt to technological developments or industry trends regarding information technology; our ability to successfully launch and promote adoption of new products, technology, services and programs; risks related to our workforce, including increased labor costs, loss of key personnel and our ability to maintain adequate staffing, including hiring and retaining a sufficient seasonal workforce; our ability to successfully integrate acquired businesses, including their integration into our internal controls and infrastructure; our ability to successfully navigate new markets, including Europe, or that acquired businesses may fail to perform in accordance with expectations; a deterioration in the quality or reputation of our brands, including our ability to protect our intellectual property and the risk of accidents at our mountain resorts; risks related to scrutiny and changing expectations regarding our sustainability practices and reporting; risks associated with international operations, including fluctuations in foreign currency exchange rates where the Company has foreign currency exposure, primarily the Canadian and Australian dollars and the Swiss franc, as compared to the U.S. dollar; changes in tax laws, regulations or interpretations, or adverse determinations by taxing authorities; risks related to our indebtedness and our ability to satisfy our debt service requirements under our outstanding debt including our unsecured senior notes, which could reduce our ability to use our cash flow to fund our operations, capital expenditures, future business opportunities and other purposes; a materially adverse change in our financial condition; adverse consequences of current or future litigation and legal claims; changes in accounting judgments and estimates, accounting principles, policies or guidelines; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2025, which was filed on September 29, 2025.
All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.

Statement Concerning Non-GAAP Financial Measures
When reporting financial results, we use the terms Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow, which are not financial measures under accounting principles generally accepted in the United States of America (“GAAP”). Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP. In addition, we report segment Reported EBITDA (i.e. Mountain, Lodging and Real Estate), the measure of segment profit or loss required to be disclosed in accordance with GAAP. Accordingly, these measures may not be comparable to similarly-titled measures of other companies. Additionally, with respect to discussion of impacts from currency, the Company calculates the impact by applying current period foreign exchange rates to the prior period results, as the Company believes that comparing financial information using comparable foreign exchange rates is a more objective and useful measure of changes in operating performance.
Reported EBITDA (and its counterpart for each of our segments) has been presented herein as a measure of the Company’s performance. The Company believes that Reported EBITDA is an indicative measurement of the Company’s operating performance, and is similar to performance metrics generally used by investors to evaluate other companies in the resort and lodging industries. The Company defines Resort EBITDA Margin as Resort Reported EBITDA divided by Resort net revenue. The Company believes Resort EBITDA Margin is an important measurement of operating performance. The Company believes that Net Debt is an important measurement of liquidity as it is an indicator of the Company’s ability to obtain additional capital resources for its future cash needs. Additionally, the Company believes Net Real Estate Cash Flow is important as a cash flow indicator for its Real Estate segment. See the tables provided in this release for reconciliations of our measures of segment profitability and non-GAAP financial measures to the most directly comparable GAAP financial measures. Reconciliation of the Resort Reported EBITDA guidance to net income guidance is included in the Company’s press release dated September 29, 2025.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended October 31,
	2025	2024
Net revenue:
Mountain and Lodging services and other	$198,052	$187,050
Mountain and Lodging retail and dining	72,897	73,162
Resort net revenue	270,949	260,212
Real Estate	80	63
Total net revenue	271,029	260,275
Segment operating expense:
Mountain and Lodging operating expense	273,069	266,264
Mountain and Lodging retail and dining cost of products sold	28,234	28,947
General and administrative	110,424	106,857
Resort operating expense	411,727	402,068
Real Estate operating expense	1,624	1,491
Total segment operating expense	413,351	403,559
Other operating (expense) income:
Depreciation and amortization	(73,117)	(71,544)
Gain on sale of real property	13,020	16,506
Change in estimated fair value of contingent consideration	(4,639)	(2,079)
Loss on disposal of fixed assets and other, net	(2,763)	(1,529)
Loss from operations	(209,821)	(201,930)
Mountain equity investment income, net	1,093	2,151
Investment income and other, net	3,023	2,493
Foreign currency loss on intercompany loans	(79)	(264)
Interest expense, net	(51,287)	(42,797)
Loss before benefit from income taxes	(257,071)	(240,347)
Benefit from income taxes	60,615	58,384
Net loss	(196,456)	(181,963)
Net loss attributable to noncontrolling interests	9,704	8,708
Net loss attributable to Vail Resorts, Inc.	$(186,752)	$(173,255)
Per share amounts:
Basic net loss per share attributable to Vail Resorts, Inc.	$(5.20)	$(4.62)
Diluted net loss per share attributable to Vail Resorts, Inc.	$(5.20)	$(4.62)
Cash dividends declared per share	$2.22	$2.22
Weighted average shares outstanding:
Basic	35,910	37,473
Diluted	35,910	37,473

Vail Resorts, Inc. Consolidated Condensed Statements of Operations - Other Data (In thousands) (Unaudited)
	Three Months Ended October 31,
	2025	2024
Other Data:
Mountain Reported EBITDA	$(142,588)	$(144,062)
Lodging Reported EBITDA	2,903	4,357
Resort Reported EBITDA	(139,685)	(139,705)
Real Estate Reported EBITDA	11,476	15,078
Total Reported EBITDA	$(128,209)	$(124,627)
Mountain stock-based compensation	$5,424	$5,811
Lodging stock-based compensation	760	819
Resort stock-based compensation	6,184	6,630
Real Estate stock-based compensation	58	61
Total stock-based compensation	$6,242	$6,691

Vail Resorts, Inc.
Mountain Segment Operating Results
(In thousands, except ETP)
(Unaudited)

	Three Months Ended October 31,		Percentage Increase
	2025	2024	(Decrease)
Net Mountain revenue:
Lift	$49,643	$40,423	22.8%
Ski school	7,886	6,839	15.3%
Dining	19,787	20,628	(4.1)%
Retail/rental	30,791	29,526	4.3%
Other	77,132	75,880	1.6%
Total Mountain net revenue	185,239	173,296	6.9%
Mountain operating expense:
Labor and labor-related benefits	122,079	118,530	3.0%
Retail cost of sales	14,932	15,031	(0.7)%
General and administrative	96,491	92,568	4.2%
Other	95,418	93,380	2.2%
Total Mountain operating expense	328,920	319,509	2.9%
Mountain equity investment income, net	1,093	2,151	(49.2)%
Mountain Reported EBITDA	$(142,588)	$(144,062)	1.0%

Total skier visits	739	548	34.9%
ETP	$67.18	$73.76	(8.9)%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except Average Daily Rate (“ADR”) and Revenue per Available Room (“RevPAR”))
(Unaudited)

	Three Months Ended October 31,		Percentage Increase
	2025	2024	(Decrease)
Lodging net revenue:
Owned hotel rooms	$28,447	$28,075	1.3%
Managed condominium rooms	9,690	11,705	(17.2)%
Dining	19,382	19,952	(2.9)%
Golf	7,772	7,550	2.9%
Other	16,583	16,501	0.5%
	81,874	83,783	(2.3)%
Payroll cost reimbursements	3,836	3,133	22.4%
Total Lodging net revenue	85,710	86,916	(1.4)%
Lodging operating expense:
Labor and labor-related benefits	36,679	37,227	(1.5)%
General and administrative	13,933	14,289	(2.5)%
Other	28,359	27,910	1.6%
	78,971	79,426	(0.6)%
Reimbursed payroll costs	3,836	3,133	22.4%
Total Lodging operating expense	82,807	82,559	0.3%
Lodging Reported EBITDA	$2,903	$4,357	(33.4)%

Owned hotel statistics:
ADR	$325.48	$315.97	3.0%
RevPAR	$181.01	$178.87	1.2%
Managed condominium statistics:
ADR	$225.00	$232.00	(3.0)%
RevPAR	$48.36	$53.07	(8.9)%
Owned hotel and managed condominium statistics (combined):
ADR	$279.54	$276.02	1.3%
RevPAR	$90.07	$92.03	(2.1)%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of October 31,
	2025	2024
Total Vail Resorts, Inc. stockholders’ equity	$156,463	$430,075
Long-term debt, net	$2,583,298	$2,720,494
Long-term debt due within one year	589,744	59,205
Total debt	3,173,042	2,779,699
Less: cash and cash equivalents	581,465	403,768
Net debt	$2,591,577	$2,375,931

Reconciliation of Measures of Segment Profitability and Non-GAAP Financial Measures

Presented below is a reconciliation of net income attributable to Vail Resorts, Inc. to Total Reported EBITDA for the three months ended October 31, 2025 and 2024.

	(In thousands) (Unaudited)
	Three Months Ended October 31,
	2025	2024
Net loss attributable to Vail Resorts, Inc.	$(186,752)	$(173,255)
Net loss attributable to noncontrolling interests	(9,704)	(8,708)
Net loss	(196,456)	(181,963)
Benefit from income taxes	(60,615)	(58,384)
Loss before benefit from income taxes	(257,071)	(240,347)
Depreciation and amortization	73,117	71,544
Loss on disposal of fixed assets and other, net	2,763	1,529
Change in fair value of contingent consideration	4,639	2,079
Investment income and other, net	(3,023)	(2,493)
Foreign currency loss on intercompany loans	79	264
Interest expense, net	51,287	42,797
Total Reported EBITDA	$(128,209)	$(124,627)

Mountain Reported EBITDA	$(142,588)	$(144,062)
Lodging Reported EBITDA	2,903	4,357
Resort Reported EBITDA*	(139,685)	(139,705)
Real Estate Reported EBITDA	11,476	15,078
Total Reported EBITDA	$(128,209)	$(124,627)

* Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of net income attributable to Vail Resorts, Inc. to Total Reported EBITDA calculated in accordance with GAAP for the twelve months ended October 31, 2025.

(In thousands) (Unaudited)
Twelve Months Ended
October 31, 2025
Net income attributable to Vail Resorts, Inc.	$266,507
Net income attributable to noncontrolling interests	16,976
Net income	283,483
Provision for income taxes	102,190
Income before provision for income taxes	385,673
Depreciation and amortization	298,010
Gain on disposal of fixed assets and other, net	(5,699)
Change in fair value of contingent consideration	11,939
Investment income and other, net	(10,656)
Foreign currency gain on intercompany loans	(205)
Interest expense, net	180,118
Total Reported EBITDA	$859,180

Mountain Reported EBITDA	$822,815
Lodging Reported EBITDA	21,341
Resort Reported EBITDA*	844,156
Real Estate Reported EBITDA	15,024
Total Reported EBITDA	$859,180

* Resort represents the sum of Mountain and Lodging

The following table reconciles long-term debt, net to Net Debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended October 31, 2025.

(In thousands) (Unaudited)
As of October 31, 2025
Long-term debt, net	$2,583,298
Long-term debt due within one year	589,744
Total debt	3,173,042
Less: cash and cash equivalents	581,465
Net debt	$2,591,577
Net debt to Total Reported EBITDA	3.0x

The following table reconciles Real Estate Reported EBITDA to Net Real Estate Cash Flow for the three months ended October 31, 2025 and 2024.

	(In thousands) (Unaudited)
	Three Months Ended October 31,
	2025	2024
Real Estate Reported EBITDA	$11,476	$15,078
Non-cash Real Estate stock-based compensation	58	61
Change in real estate deposits and recovery of previously incurred project costs/land basis less investments in real estate	(13,020)	(16,534)
Net Real Estate Cash Flow	$(1,486)	$(1,395)